EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com
Laredo Petroleum Announces Bolt-On Acquisition in Glasscock County
TULSA, OK - December 9, 2019 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or "the Company") today announced that it has closed a bolt-on acquisition of 4,475 contiguous net acres in Glasscock County for $65 million, further delivering on the Company’s strategy of acquiring properties that can improve the Company’s capital efficiency and enhance Free Cash Flow1 generation. The acquisition was funded with the Company's $1.0 billion senior secured credit facility, resulting in outstanding borrowings of $245 million at December 6, 2019.
Acquisition Highlights

•	Current net production of 1,400 barrels of oil equivalent ("BOE") per day (55% oil)

•	Approximately 45 total gross (35 net) expected locations across the Lower Spraberry, Upper Wolfcamp and Middle Wolfcamp formations at 1,320' spacing, 80% of acreage held by production ("HBP")

•	Located in an area of high oil productivity with relevant offset wells indicating first year oil production 37% higher than expectations for legacy Laredo Wolfcamp drilling
"We are excited to announce another acquisition that delivers on our strategy of shifting our development to oilier, more capital-efficient acreage," stated Jason Pigott, President and Chief Executive Officer. "This acquisition expands our Glasscock County position further to the west into an area of higher oil productivity than our established acreage position. We expect to incorporate this acreage into our drilling plan to meet HBP obligations in 2020 and 2021 and transition to full development upon completion of the Howard County development plan, extending our runway of higher-value locations to three years."
"This acquisition enhances our ability to generate combined high-single digit oil growth and Free Cash Flow1 through 2022," continued Mr. Pigott. "We remain committed to maintaining a competitive leverage ratio and expect to utilize our Free Cash Flow to pay down our revolver as we pursue a disciplined, accretive acquisition strategy."

About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, and midstream and marketing services, primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements
This press release and any oral statements made regarding the subject of this release contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, indicates, enables, transforms, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. This press release and any accompanying disclosures may include or reference certain forward-looking, non-GAAP financial measures, such as free cash flow, and certain related estimates regarding future performance, results and financial position. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, the increase in service and supply costs, tariffs on steel, pipeline transportation constraints in the Permian Basin, hedging activities, possible impacts of litigation and regulations, the suspension or discontinuance of share repurchases at any time and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2018, Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, and those set forth from time to time in other filings with the Securities and Exchange Commission ("SEC"). These documents are available through Laredo's website at www.laredopetro.com under the tab "Investor Relations" or through the SEC's Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.
All amounts, dollars and percentages presented in this press release are rounded and therefore approximate.

1 Projected Free Cash Flow
Projected Free Cash Flow is calculated as estimated cash flows from operating activities before changes in assets and liabilities, less estimated costs incurred, excluding non-budgeted acquisition costs, made during the period. Management believes this is useful to management and investors in evaluating the operating trends in its business due to production, commodity prices, operating costs and other related factors.

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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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